EXHIBIT 10.5
                     E-RESPONSES.COM DISTRIBUTION AGREEMENT

                           SERVICE BUREAU ARRANGEMENT

THIS AGREEMENT is made the 28th day of September (the "Effective Date")

BETWEEN:

            IVP TECHNOLOGY CORPORATION, a public corporation incorporated pursuant to the laws of the State of Nevada

            ("Licensor")

                                     - and -

            E-RESPONSES.COM, a corporation incorporated pursuant to the laws of the State of Nevada

            ("Distributor")

Background:

A. Distributor acts as a service bureau in making software solutions available to the automotive and real estate / mortgage sectors.

B. Licensor has the exclusive right to license the PowerAudit suite of software products (the "Software") and related user documentation (the "Documentation")(collectively, the Software and the Documentation constitute the "Work") in, among other locations, the United States of America (the "Territory").

C. The Software is an Internet-based software tool used to transmit data between field personnel collecting data using handheld computers (each such handheld computer, requiring a "PowerAudit Client Licence") and a head office server for one or more specific uses of such data (such licence to use the server, being a "PowerAudit Server Licence" and each such specific use of data, being, an "Applied Use"). The Software can be used in a range of field data collection/reporting applications.

D. Distributor wishes to act, and Licensor wishes to have Distributor act, as a service bureau on the following basis, as more particularly described in the Agreement:

      1. Distributor would make the PowerAudit Server software available from its centrally located server on a service bureau basis to end users ("End User", as further defined in this Agreement) for a monthly fee;

      2. PowerAudit Client Licences would be granted on a month by month basis to End Users for use in conjunction with the PowerAudit Server software. The PowerAudit Client software would be resident on hand held hardware which may be sold or leased by Distributor;

      3. Subject to Licensor's assistance as contemplated hereunder, Distributor would provide the maintenance, support and training services contemplated by this Agreement (collectively, the "Services", as more particularly described herein) to End Users.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants contained herein, and for valuable consideration, mutually exchanged and acknowledged, the Parties agree as follows:
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                                   ARTICLE ONE
                                 INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires, each capitalized term shall have the meaning attributed thereto in Schedule "A".

1.2 Schedules. The following are the schedules attached to and forming part of this Agreement:

      Schedule "A"    -    Definitions
      Schedule "B"    -    Software
      Schedule "C"    -    Fees

1.3 Headings. The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4 Extended Meanings. Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

1.5 Entire Agreement. This Agreement, and any agreements and other documents to be delivered pursuant to it, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, oral or written, between the Parties. The execution of this Agreement has not been induced by, nor do either of the Parties rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements not expressly made in this Agreement or in the agreements and other documents to be delivered pursuant hereto.

1.6 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement, and (if appropriate) such provision to other persons or circumstances, shall remain in full force and effect and be interpreted so as best to reasonably effect the intent of the Parties.

1.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and shall be treated, in all respects, as an Nevadan contract. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of Nevada.

1.8 Currency. Unless otherwise provided, all references to currency shall be in U.S. dollars.

                                   ARTICLE TWO
                     GRANT OF LICENCE AND ANCILLARY MATTERS

2.1 Non-Exclusive Licence. For use within the Territory, and subject to the other terms and conditions of this Agreement, Licensor hereby grants Distributor the right to act as a service bureau, on a non-exclusive basis, to the automotive sector and real estate / mortgage sectors, on the following basis:
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                                       3


      1. Distributor may provide End Users with access to the executable version of object code of the PowerAudit Server software on Distributor's centrally located server on a service bureau basis for a monthly fee;

      2. PowerAudit Client Licences for the executable version of the object code may be granted by Distributor on a month by month basis to End Users for use in conjunction with the PowerAudit Server software. The PowerAudit Client software would be resident on hand held hardware which may be sold or leased by Distributor;

      3. Subject to Licensor's assistance as contemplated hereunder, Distributor may provide the demonstration, maintenance, support and training services contemplated by this Agreement (collectively, the "Services", as more particularly described herein) to End Users.

      4. Prior to executing a service bureau arrangement of a similar nature (the "Service") in the Territory with a third party for a sector to which the Distributor has already been granted a non-exclusive licence, Licensor shall provide Distributor thirty (30) prior written notice (the "Notice Period") of such arrangement and hereby grants Distributor the right notify Licensor within the Notice Period of its intention to provide the Service on the same terms and conditions as those negotiated with the third party service provider.

      5. Additional sectors may be added to the Distributor's non-exclusive marketing rights at the request of the Distributor and the consent of the Licensor acting reasonably.

2.2 Advertising and Trade Marks.

(a) Distributor agrees to, and is hereby granted a non-exclusive licence to, advertise, promote, market and service the Software under the trademarks, trade names or insignia (collectively, the "Licensor Marks") regularly applied to them by Licensor, and without making reference in any way to any other name, brand or trademark, except Distributor's own trade name and trademarks. Distributor shall not use the Licensor Marks in any manner likely to confuse, mislead, or deceive the public, or to be injurious or inimical to the best interests of Licensor. All goodwill in the Licensor Marks shall accrue to Licensor or its licensors.

(b) Licensor has the right at any time to review Distributor's use of the Licensor Marks, and the quality of goods and services provided in respect of the Licensor Marks, and may require Distributor to terminate any use that does not adequately protect the Licensor Marks or if the goods or services are not of a quality at least as high as that of Licensor's own goods and services.

(c) Distributor agrees that, upon the termination of this Agreement for any reason, Distributor shall immediately discontinue all such uses and refrain from the use of any confusingly similar marks which might lead the public to believe that Distributor continues to license the Software or that its place of business is an authorized distribution and service location for the Software.

(d) Distributor will be provided with access to Licensor's marketing templates and demonstration data.

2.3 Delivery of Documentation. In respect of the Software, Licensor shall deliver for inspection and use by Distributor (as requested from time to time and in any event at least within ninety (90) days of its general commercial release by Licensor):

      (i)   a Master Disk; and

      (ii) an electronic version of all Documentation therefor in machine readable format.

2.4 Training. Licensor shall offer a "train the trainer" two day sales and technical training program at its location in Toronto ("Sales Training" and "Technical Training") for two employees of Distibutor at no additional cost. Distributor shall send a minimum of one employee to Sales Training and one employee to Technical Training. Distributor agrees that only those of its employees who complete Sales Training or are trained by the trainer will be authorized to licence the Software and that only those of its employees who complete Technical Training or are
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                                       4


trained by the trainer will be authorized to service the Software. The Distributor shall pay additional fees for travel and expenses if, at the request of the Distributor, the training occurs outside the Licensor's Toronto location. Distributor shall only send those employees to Sales Training that have previous experience in the sale of technology products. Distributor shall only send those employees to Technical Training that have a minimum of one year's experience with Microsoft Windows NT, MS Internet Information Server, MS SQL Server, and TCP/IP and Internet internetworking.

2.5 Ongoing Support of Software. Licensor shall provide to Distributor the following technical support resource commitments:

      (i) Licensor shall designate one or more appropriately qualified technical support representatives (the "Designated Support Representative") who shall be available during Licensor's normal business hours during the term of this Agreement to respond to technical support requests of Distributor and who shall provide and explain work arounds (if any) for, any bug fixes and error corrections developed by Licensor in respect of, the Software;

      (ii) Distributor shall be entitled to receive from such Designated Support Representative reasonable advice and assistance with respect to familiarizing Distributor with the use, operation and administration of Software; and

      (iii) Licensor shall make available to Distributor ongoing general training and technical support in respect of the Software currently licensed and supported by Licensor as soon as reasonably practicable upon request.

      (iv) As specified in Section 2.3, Licensor shall update all Software made available to Distributor as such updates are made available for general commercial release.

2.6 Marketing Effort. As a distributor of Licensor, Distributor shall perform, in a diligent and business-like manner, all representative services which may be reasonably requested by Licensor from time to time including using its best efforts, consistent with good business practice, to diligently and continuously promote the use of the Software by Licensor to prospective licensees so as to maximize Fees hereunder.

2.7 Marketing Reports and Compensation for Referrals. Distributor shall keep Licensor reasonably apprised of its planned and completed marketing efforts, including providing written reports to Licensor on a quarterly basis (or such other period as Licensor may reasonably request) in such form as is reasonably requested by Licensor from time to time. An initial marketing report of its planned activities for the first quarter, without projections of cost or time, shall be provided within thirty days of the Effective Date. Distributor shall promptly refer to Licensor all licence inquiries received by Distributor outside of Distributor's grant of appointment under Section 2.1. That being said, Licensor shall compensate Distributor in an equitable manner for sales leads provided by Distributor. The purpose of this Agreement is not to circumvent revenue opportunities for Distributor through direct licensing activities by Licensor but rather, where a sales lead prefers a licence from Licensor to an arrangement under this Agreement, to fairly compensate Distributor for such sales lead. Without limiting the generality of the foregoing and recognizing that "fair compensation" and the basis on which it is to be paid are questions of fact that may vary from referral to referral, Licensor is anxious to create a constructive and equitable relationship with Distributor and specifically agrees to promptly pay the Distributor a referral fee of five percent (5%) of the gross revenue paid to the Licensor throughout the term of any agreement with an end user introduced to the Licensor by the Distributor or, alternatively, a referral fee of ten percent (10%) of the gross revenue paid to the Licensor throughout the term of any agreement with an end user referred to the Licensor by the Distributor where the Distributor provides more than the introduction and, for example, plays an active and material role in any negotiations culminating in an agreement between the Distributor and the referred party.

2.8 General Obligations. Both Parties shall:

(a) maintain such competent staff and otherwise commit such other resources as are reasonably required to meet its day-to-day obligations hereunder;
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                                       5


(b) comply fully with all applicable laws and regulations of all relevant jurisdictions relative to its activities under this Agreement; and

(c) obtain and maintain such permits and approvals as are required to meet its day-to-day obligations hereunder.

2.9 Use Pursuant to Agreement. Due to the complexities of developing computer software products, Licensor provides only expressly limited warranties and remedies in respect of the use of the Software by third parties. No service bureau, arrangement, licence or maintenance and support of Software by Distributor shall be made except in accordance with an agreement that in any event protects Licensor's and its licensor's interests by including:

(a) a provision restricting the use of the Software to the internal business purposes of an End User as defined in Schedule "A" hereto and not for service bureau purposes (as opposed to the right granted to Distributor under this Agreement to be a service bureau to End Users) ;

(b) a provision requiring the End User to take all reasonable precautions to keep the applicable aspects of Software and any related documentation confidential;

(c) a provision prohibiting the End User from reverse engineering, translating or creating other versions of the software or other elements of the Software;

(d) a provision acknowledging that ownership of the copyright and all other Intellectual Property Rights in the Software remains exclusively with Licensor and its licensors;

(e) a provision limiting Licensor's liability to the End User to the same or greater extent than Licensor's current standard form of end user or maintenance and support agreement provides;

(f) a provision only representing the performance of the Software as set forth in the most current technical literature or specifications as made available to Distributor by Licensor from time to time; and

(g) a provision prohibiting the End User from assigning the licence to another entity or otherwise.

Any right to use the Software granted by Distributor which is inconsistent with the foregoing without Licensor's prior written consent shall be at Distributor's own risk to the extent that it results in the granting of rights, remedies or damages in excess of what would otherwise be available to the End User under Licensor's current standard form of end user agreement and Distributor shall indemnify Licensor for any damages accruing to Licensor as a result of such actions by Distributor.

Distributor, in consultation with Licensor, shall develop a standard form End User License Agreement acceptable to Licensor for use with the Software. Distributor may amend the End User License Agreement from time to time, provided that Licensor approves any change before the End User License Agreement, in such amended form, are entered into with End Users. No Person shall receive any Software unless such Person shall have signed an End User License Agreement.

                                  ARTICLE THREE
               STANDARD REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Acknowledgement of Distributor re: Licensor's Intellectual Property Rights. Distributor recognizes the great value of the Software and of the goodwill associated therewith and acknowledges that all Intellectual Property Rights therein and goodwill pertaining thereto belongs to Licensor or its licensors and further acknowledges that ownership of the Software therefrom and the Intellectual Property Rights therein shall be held in the name of Licensor or such Person as Licensor may designate. Distributor acknowledges that the Intellectual Property Rights in any modifications to the Software or the underlying technology or any products or services derived therefrom shall
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                                       6


remain with Licensor or such Person as Licensor may designate whether or not the work is performed by Licensor, Distributor, End User or by any other Person.

3.2 Covenants of Distributor re: Licensor's Intellectual Property Rights. Distributor covenants to Licensor that it shall:

(a) assist and cooperate with Licensor to the extent requested by Licensor in the protection of Licensor's or its licensor's Intellectual Property Rights including the execution of any document, including assignment documentation, to confirm Licensor's or its licensor's title to and interest in the Software;

(b) take no steps either directly or indirectly to claim or dispute ownership or the enforceability or validity of Licensor's or its licensor's Intellectual Property Rights in the Software;

(c) promptly notify Licensor of any infringements or imitations by others of the Software when such becomes known to Distributor;

(d) promptly notify Licensor of the failure of any End User to abide by any and all of the terms of the relevant End User Agreement that becomes known to Distributor;

(e) take all reasonable precautions and actions to ensure that the Software is not marketed, distributed or otherwise made available to any Person except in accordance with the terms of this Agreement;

(f) not reverse engineer, decompile, disassemble, the Software except as expressly provided for in writing by Licensor; and

(g) not remove or deface any logo, notice or legend of copyright, trade marks or trade secrets or US Government restricted rights notice from any packaging which contains the Software

3.3 Confidentiality. Each Party covenants to the other Party that it shall keep confidential the Confidential Information of the other Party to which such Party obtains access to as a consequence of entering into this Agreement and that it will take all reasonable precautions to protect such Confidential Information from any use, disclosure or copying except as expressly authorized by this Agreement. Each Party shall implement such procedures as the other Party may reasonably require from time to time to improve the security of the Confidential Information in its possession or to effectively bind its employees and contractors to such terms. This Section shall survive the termination of the Agreement.

3.4 Irreparable Harm. Distributor acknowledges that a breach of any of the covenants in this Article Three shall result in immediate irreparable and irremediable damage to Licensor. The Parties agree that, in the event of such failure, there is no adequate remedy at law and incurring such damage shall be entitled to relief in the way of temporary or permanent injunctions and such other and further relief as any Court with jurisdiction may deem just and proper.

                                  ARTICLE FOUR
                             FEES AND PAYMENT TERMS

4.1 Fees. In consideration of the provision of the Deliverables, Distributor agrees to pay Licensor those amounts set out in Schedule "C" (the "Fees"). Licensor and Distributor hereby agree to review and, when appropriate, adjust the fees reflected in Schedule "C" on a semi-annual or such other basis as is mutually agreeable for the specific purpose of dividing the Net Revenue received by the Distributor in respect of its exploitation of the Software on an equal basis as between the Licensor and Distributor.

4.2 Payment of Fees. Fees are payable based on amounts collected by Distributor. Fees are payable monthly in U.S. dollars by Distributor by wire transfer to Licensor's bank in o. Interest at o% is payable on Fees which have been collected more than forty-five (45) days from the date of payment by Distributor to Licensor. Interest begins to accrue commencing after the forty-fifth (45th) day.
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4.3 Audit Rights. Distributor shall maintain full, true and accurate records containing all information which may be necessary for a determination of the amount to be paid to Licensor under the terms of this Agreement. Said records shall be kept at Distributor's principal place of business. Said records and supporting data shall be available for inspection, during business hours, upon reasonable notice, by an independent certified accountant retained by Licensor, and mutually acceptable to Distributor and Licensor which approval shall not be unreasonably withheld, solely for the purpose of verifying the correctness of Distributor's compliance with the payment of amounts hereunder.

                                  ARTICLE FIVE
                           WARRANTIES AND INDEMNITIES

5.1 General Representations and Warranties. Licensor represents and warrants that it has the sufficient right to grant the rights and licences granted by it pursuant to this Agreement.

5.2 Year 2000 Warranty. Licensor represents and warrants that the Software, when used in accordance with its associated documentation, will correctly receive, process, and provide date data within and between the 20th and 21st centuries. In the event if the Software fails to correctly receive, process or provide such date data, Licensor at its expense, shall promptly repair or replace the Software with Software of equivalent functionality and performance which meets the foregoing standard. In no event shall Licensor be liable for failure of an Software to correctly receive, process and provide date data where such failure results solely from the failure of other products not otherwise provided by Licensor to properly exchange accurate date data with the Software or as a result of the characteristics, attributes or content of the data sets imported into the Software.

5.3 Representations and Warranties re: Services. Licensor agrees that all services to be provided by it hereunder shall be provided in a professional and workmanlike manner by personnel appropriately trained in the performance of such services.

5.4 Compliance with Applicable Law. Each Party represents and warrants that it is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by such Party of this Agreement or the performance by such Party of any of the terms hereof.

5.5 Indemnity re: Intellectual Property Rights

(a) Licensor agrees to indemnify Distributor and hold it harmless from losses in connection with or arising out of any claim asserted against Distributor based upon a contention that the Software, or any portion thereof, in the form accepted by Distributor or an End User and used within the scope of this Agreement or the End User Agreement, as applicable, infringes the Intellectual Property Rights of any third party provided that:

      (i) Distributor promptly notifies Licensor in writing of the claim and of all material developments in connection with such claim and provides all assistance otherwise reasonably requested by Licensor;

      (ii) Licensor has the right to control, at its own cost, the defence and all related settlement negotiations; and

      (iii) Distributor does not pay or settle any such claim without the express written consent of Licensor.

(b) Notwithstanding the foregoing, Licensor shall have no liability for any claim of infringement based on use by Distributor or End User of other than a current release of the Software as made available by Licensor to Distributor as required pursuant to the terms of Sections 2.3 and 2.5(iv) of this Agreement if such infringement would have been avoided by the use of a current release of such Software, or for any claim of infringement based on the combination of the Software by Distributor or End User with any other product
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                                       8


or service, or for any claim of infringement resulting from unauthorized use of the Software by Distributor, or for third party elements which Licensor may incorporate in the Software.

(c) The foregoing represents Licensor's entire liability for a claim of Intellectual Property Rights infringement.

5.6 Limitation. EXCEPT AS OTHERWISE PROVIDED BY THIS AGREEMENT, THERE ARE NO WARRANTIES OR CONDITIONS, EITHER EXPRESS OR IMPLIED, PROVIDED BY LICENSOR WITH OR WITH RESPECT TO THE SOFTWARE OR ANY OTHER DELIVERABLE TO BE PROVIDED BY OR ON BEHALF OF LICENSOR HEREUNDER. THESE DISCLAIMED WARRANTIES AND CONDITIONS INCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE SIX
                             LIMITATION OF LIABILITY

6.1 Limitation of Liability. The limitation of liability provisions of this Agreement reflect an informed voluntary allocation of the risks (known and unknown) that may exist in connection with the provision of goods and services hereunder by Licensor and such voluntary risk allocation represents a material part of the agreement reached between Licensor and Distributor. Should Licensor be in breach of any obligation, Distributor agrees that Distributor's remedies will be limited to those set forth in this Agreement.

(a) Direct Damages Only. Subject to the restrictions in this Article 6 and subject to Distributor's election, if so entitled in law, to rescind or be discharged from this Agreement, in the event of any breach by Licensor of its obligations under this Agreement, including any breach of a fundamental term or a fundamental breach, Distributor's exclusive remedy under this or any related agreement shall be to receive actual, direct damages up to the amount received hereunder for the provision of Deliverables in the twelve months prior to the applicable claim being made; less the amount of any damages already paid or to which Distributor is or may be entitled by reason of any claim arising out of a breach (including fundamental breach) by Licensor of this Agreement, or otherwise, whether based in contract, tort (including negligence), or otherwise.

(b) No Indirect Damages, etc. IN NO EVENT, WHETHER BASED IN CONTRACT, TORT OR OTHERWISE, SHALL LICENSOR BE LIABLE FOR ANY CLAIM FOR: (A) PUNITIVE, EXEMPLARY, OR AGGRAVATED DAMAGES; (B) DAMAGES FOR LOSS OF PROFITS OR REVENUE, FAILURE TO REALIZE EXPECTED SAVINGS, BUSINESS INTERRUPTION, OR LOSS OF USE OR LACK OF AVAILABILITY OF LICENSOR'S FACILITIES, INCLUDING ITS COMPUTER RESOURCES AND ANY STORED DATA; (C) INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES; OR (D) CONTRIBUTION OR INDEMNITY IN RESPECT OF ANY CLAIMS AGAINST LICENSOR OTHER THAN BY END USER.

(c) Time Limit. No action, regardless of form, may be brought by Distributor more than 12 months after the facts giving rise to the cause of action have occurred.

                                  ARTICLE SEVEN
                              TERM AND TERMINATION

7.1 Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue, subject to early termination in accordance with the terms hereof, until [date] (this, being the "Initial Term"). Thereafter, the term shall be automatically extended for succeeding periods of one (1) year (those, being "Succeeding Terms") unless terminated by either Party by notice given not less than ninety (90) days prior to the end of the Initial Term or any Succeeding Term, as the case may be.

7.2 Termination.

(a) This Agreement may be terminated on written notice by a Party, if the other Party fails to perform or comply with any material term, condition or covenant of this Agreement and does not remedy its failure
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                                       9


      within thirty (30) days after receiving written notice specifying the failure and requiring that the failure be remedied.

(b) Notwithstanding Section 7.2(a), the time period for rectification of a breach under Sections 3.1, 3.2 or 3.3 of this Agreement shall be ten (10) days.

7.3 Effect of Termination. The Parties expressly agree that upon the termination or expiration of this Agreement, the permitted use of the Software shall terminate and all rights granted to Distributor hereunder shall forthwith revert to Licensor, which shall be free to deal with them as it shall see fit and Distributor shall:

      (a) discontinue immediately all use and reproduction in any manner of the Software;

      (b) subject to Distributor's requirement to comply with all regulatory reporting and record keeping requirements, deliver to Licensor all Confidential Information of Licensor and same shall not be used by Distributor thereafter for any reason whatsoever;) and

      (c) each Party shall forthwith pay all sums owing to the other hereunder or as they subsequently become due.

      (d) in the event that this Agreement is terminated pursuant to the provisions of Section 7.2 above, all revenues attributable to the use of the Software and payable to Distributor pursuant to the terms of a user agreement that predates the termination of this Agreement shall continue to be received and distributed by the Distributor as anticipated by this Agreement until the earlier of termination of the service dependant on the Software by the End User as defined in Schedule "A" hereto or expiration of the Software Distribution Agreement between Licensor and the developer of the Software on May 31, 2003 or such later date as may be agreed to by the Distributor and the developer of the Software.

7.4 Survival. Articles oand Sections oand this Section 7.4 shall survive the termination of this Agreement as well as on any other provisions which by their nature, ought reasonably to survive termination.

                                  ARTICLE EIGHT
                                     GENERAL

8.1 Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person during normal business hours of the recipient on a business day, sent by first class mail, postage prepaid or sent by facsimile transmission as follows:

      (i)   in the case of a notice to Licensor to:

            Suite 300, 54 Village Centre Place,
            Mississauga, Ontario,
            CANADA L4Z 1V9

            Attention: John Maxwell
                        President

      (ii)  in the case of a notice to Distributor to:

            c/o Mark's & Devine,
            Suite 2004, 23801 Calabasas Road,
            Calabasas, California 91302

            Attention: Steven R. Price.
                        C.E.O.
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and shall be conclusively deemed to have been given and to have been received on the next Business Day following delivery in person, if so delivered, on the third Business Day following the mailing thereof, if so mailed (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause), or on the day sent by facsimile transmission, if so sent. Addresses for notice may be changed by giving notice in accordance with the foregoing.

8.2 Independent Contractor. In giving effect to this Agreement, neither Party shall be or be deemed an agent of the other Party for any purpose and their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership between the Parties. Neither Party shall have the right to enter into contracts or pledge the credit of or incur expenses of liabilities on behalf of the other Party.

8.3 Force Majeure. Except as expressly provided otherwise in this Agreement, dates and times by which a Party is required to render performance under this Agreement or any schedule hereto shall be postponed automatically to the extent and for the period of time that such Party is prevented from meeting them by reason of any cause beyond its reasonable control, provided the Party prevented from rendering performance notifies the other Party immediately and in detail of the commencement and nature of such cause and the probable consequences thereof, and provided further that such Party uses its reasonable efforts to render performance in a timely manner utilizing to such end all resources reasonably required in the circumstances, including obtaining supplies or services from other sources if same are reasonably available.

8.4 Amendment. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.5 Assignment. The rights and obligations of Distributor under this Agreement shall not be assigned, in whole or in part, by Distributor without the prior consent in writing of Licensor and any purported assignment made without that consent is void and of no effect. No assignment of this Agreement shall relieve Distributor from any obligation under this Agreement or impose any liability upon Licensor, unless otherwise agreed to in writing by Licensor. Licensor may assign its rights and obligations under this Agreement to any Affiliate or to a party purchasing the part of its business with which the subject matter of this Agreement is related, without Distributor's prior written consent.

8.6 Further Assurances. Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as any other party hereto may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to this Agreement.

8.7 Counterparts. This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together constitute the Agreement.

      IN WITNESS WHEREOF the Parties have executed this Agreement.

                                    IVP TECHNOLOGY CORPORATION


                                    Per:
                                        -------------------------------
                                        Name: John Maxwell
                                        Title: President


                                    E-RESPONSES.COM

                                    Per:
                                        --------------------------------
                                        Name: Steven R. Price
                                        Title: Chief Executive Officer

                                  SCHEDULE "A"

                                   DEFINITIONS

In this Agreement, the following expressions shall, unless the subject matter or context is inconsistent therewith, have the following meanings:

      "Agreement" means this distribution agreement, all attached schedules and all instruments supplemental to or in confirmation of this Agreement or incorporated into this Agreement by reference, as any or all of the foregoing may be amended from time to time in accordance with the provisions of this Agreement;

      "Applied Use" means the application of the Software for a specific business activity (e.g. consumer research and sales order processing would be two distinct applied uses);

      "Business Day" means any day, other than a Saturday, Sunday, or statutory or civic holiday in the state of Nevada, U.S.A.;

      "Confidential Information" means all data and information relating to the business and management of either Party, including the Software and other proprietary and trade secrets, technology and accounting records to which access is obtained hereunder by the other Party, provided, however, that Confidential Information shall not include any data or information which:

      (a)   is or becomes publicly available through no fault of the other
            Party;

      (b) is already in the rightful possession of the other Party prior to its receipt from the other Party;

      (c)   is independently developed by the other Party;

      (d)   is rightfully obtained by the other Party from a third party;

      (e) is disclosed with the written consent of the Party whose information it is; or

      (f)   is disclosed pursuant to court order or other legal compulsion;

      "Deliverables" means the licences granted hereunder by Licensor and the provision of Master Disks and related Documentation, and the provision of Maintenance Services and other services to be provided hereunder by Licensor;

      "Documentation" means all end-user, product support, technical service and other written instructions, information and materials for the Software that Licensor normally provides to its end users and licensees or that Licensor provides for, or approves for use with, the Software, including manuals, on-line help files and electronic copies of any of the foregoing materials;

      "Effective Date" has the meaning attributed at the start of this Agreement;

      "End User" means a Person that is obtaining a licence to use the Software for its internal use pursuant to an End User License Agreement;

      "End User License Agreement" means an Object Code Licence in writing entered into by [Licensor] with a third-party end user, and containing the provisions required in Section 2.9;

      "Fees" means amounts payable hereunder by Distributor to Licensor for the provision of Deliverables;

      "Intellectual Property Rights" means any proprietary right provided under:
      (i) patent law; (ii) copyright law; (iii) trade-mark law; (iv) design patent or industrial design law; and (v) any other statutory provision or common law principle applicable to the Software which may provide a right in either: (i) ideas, formulae, algorithms, concepts, inventions or know-how generally including trade secret and unfair competition laws; or (ii) the expression of such ideas, formulae, algorithms, concepts, inventions or know-how;

      "Licensor Marks" has the meaning attributed thereto in Section 2.2;

      "Maintenance Services" means the maintenance and support services to be provided by Licensor under Section 2.5;

      "Master Disk" means, at any time, the master disk in CD-ROM format for the Software in object code form provided by Licensor to Distributor from time to time in accordance with the provisions of this Agreement, which disk shall be in form and format suitable for duplication by Distributor for installation on appropriately configured personal computers of Distributor and reproduction for End Users in accordance with the rights conferred on Distributor under this Agreement;

      "Net Revenue" means the gross revenue received by the Distributor in respect of its exploitation of the Software less all operating expenses incurred by the Distributor that are directly attributable to such exploitation.

      "Object Code Licence" has the meaning attributed thereto in the background to this Agreement;

      "Party" means Licensor or Distributor, as applicable, and "Parties" means both of them;

      "Person" means any individual, company, corporation, partnership, government or government agency, authority or entity, howsoever designated or constituted;

      "Services" means [to be further defined];

      "Software" means all versions or releases of software marketed by Licensor under the "PowerAudit" trade-mark, in object code format, which are generally distributed or licensed by Licensor from time to time as more fully described in Schedule "B" attached hereto, including all Documentation relating thereto.

                                  SCHEDULE "B"

                                    SOFTWARE

Software means all software (in object code format) and Documentation which Licensor licenses or distributes under the "PowerAudit" trade-marks from time to time during the term of this Agreement and including:

THE FIELD CLIENT SOFTWARE

PowerAudit Client Standard

PowerAudit Client Pro

THE SERVER APPLICATIONS

PowerAudit Assignment Creator

PowerAudit Assignment Server

PowerAudit Assignment Reporter

PowerAudit Assignment Super Power Paq

The current suggested retail price for the above Software is stated above in the description of each item of Software.

                                  SCHEDULE "C"

                                      FEES

Fees payable by Distributor to Licensor will be:

20% of all gross revenues received by Distributor in respect of Server Licenses, and

15% of all gross revenues received by Distributor in respect of "Device Module" fees and will be based on the following pricing models:

1. Licence Fees. Licensor may from time to time set a "suggested retail price" for software products that it provides to its distributors generally.

      In respect of a software licence for Client Software, Distributor shall require End-Users to pay a monthly licence fee of $300.00 for each and every handheld device upon which the End-User loads the Client Software.

      In respect of a software licence for Server Software, Distributor shall require End-Users to pay a monthly licence fee of $500.00 for one Server Licence for each and every Applied Use of the Software.

2. Training. The fee for training any persons in addition to those contemplated by the provisions of Section 2.4 of this Agreement shall be $5000.00 per two-day Sales and Technical Training Session for up to six persons.

3. Support Fees. Additional access to the IVP Support shall be purchased by the Distributor in the form of the following packages:
            a) 25 hours of Support @ $200.00 per hour
            b) 50 hours of Support @ $175.00 per hour
            c) 100 hours of Support @ $150.00 per hour

4. Other Service Fees. The Fee for other services will be negotiated at the time of retainer.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 13, 2000

                                              IVP TECHNOLOGY CORPORATION
                                              --------------------------
                                                      (Registrant)


                                              /s/ John Maxwell
                                              ------------------------
                                                   President


                                       7